Exhibit 10.3
SIXTH AMENDMENT TO THE
LEAR CORPORATION
EXECUTIVE SUPPLEMENTAL SAVINGS PLAN
     THIS SIXTH AMENDMENT (this “Amendment”) to the Lear Corporation Executive Supplemental Savings Plan (the “Plan”) made by the undersigned pursuant to authority delegated by the Compensation Committee of the Board of Directors of Lear Corporation, a Delaware corporation (the “Corporation”), shall be effective as of July 1, 2008.
     WHEREAS, the Corporation has established Savings Make-up Accounts (“Accounts”) on behalf of Plan participants, which are credited with certain amounts as provided for in Section 3.3 of the Plan; and
     WHEREAS, the Corporation has established a rabbi trust under the Lear Corporation PSP Excess Plan (the “Trust”) to informally fund all or a portion of the amounts credited to the Accounts: (1) pursuant to Section 3.3(a)(ii) of the Plan; (2) pursuant to Section 3.3(a)(iii) of the Plan; and (3) to reflect deemed investment experience and/or interest, as applicable under the terms of the Plan; and
     WHEREAS, the assets contributed by the Corporation to the Trust shall be held in the Trust, and shall be subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan and Trust.
     NOW THEREFORE, by virtue and in exercise of the amendment power reserved to the Compensation Committee of the Board of Directors of the Corporation under Section 6.1 of the Plan, the Plan is hereby amended as follows:
1.	Section 3.3(a)(ii) shall be amended to read in its entirety as follows:
“(ii)	The excess, if any, of (A) the amount of pension savings plan contributions that would have been made on behalf of a participant (1) if the participant’s Deferred Compensation, as well as the participant’s deferred compensation under the MSPP, had both been included as Compensation under the Savings Plan and (2) if Code Sections 401(a)(17) and/or 415 did not apply to the Savings Plan, over (B) actual pension savings plan contributions made to the participant’s account under the Savings Plan, plus such additional amounts with respect to any participant as deemed necessary or advisable by the Corporation in its sole discretion. Notwithstanding anything contained in Section 4 to the contrary, such amounts, plus any earnings credited thereon, shall be distributed in a lump sum in the calendar year following the year of the participant’s termination of employment.”
2.	The following shall be inserted as a new Section 3.3(d) of the Plan:

“(d)	The Corporation may establish a rabbi trust under the Lear Corporation PSP Excess Plan (the ‘Trust’) to informally fund all or a portion of the amounts credited to the accounts of the participants: (1) pursuant to Section 3.3(a)(ii) of the Plan; (2) pursuant to Section 3.3(a)(iii) of the Plan; and (3) to reflect deemed investment experience and/or interest, as applicable under the terms of the Plan, all subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency. The amounts described in the previous sentence shall be deemed invested in accordance with the following:
(i)	All amounts contributed to the Trust will be deemed invested in and among the investment options specified by the Corporation for such purpose from time to time, and pursuant to participant directions (as described in Section 3.3(d)(ii) below) and/or Corporation directions, as applicable. The Corporation and/or the recordkeeper may specify administrative procedures for the deemed investment of accounts, including the method and frequency for changing deemed investments. The Corporation may specify a deemed default investment option for contributions to the Trust with respect to which no participant investment directions are received. Unless another deemed default investment option is specified, the deemed default option will be the PSP Investment Fund.

Notwithstanding anything in this Section 3.3(d) to the contrary, and subject to the Trust agreement, the Corporation may, but is not required to, actually invest the Trust assets in the investment options among which participants’ accounts are deemed invested.

Until amounts described in the first sentence of Section 3.3(d) are invested in the Trust, they will not be eligible to be deemed invested in any investment option (unless otherwise provided by the Corporation). For any full calendar month in which such amounts may not be deemed invested, such amounts will be credited with the interest rate in effect under Section 3.1 of the Plan. No amount will be credited with the interest rate in effect under Section 3.1 of the Plan, however, for any period during with such amount is deemed invested in any investment option under the Trust.

(ii)	The Corporation may allow a participant to direct, among the investment options made available by the Corporation for such purpose from time to time, and in accordance with Section 3.3(d)(i), the investments among which his or her account under this Section 3.3(d) is to be deemed invested. With respect to such deemed investments (and any deemed default investments, as applicable):

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(A)	All dividends, interest, gains, losses, and/or distributions of any nature with respect to any investment option in which an account under this Section 3.3(d) is deemed invested shall be credited or debited, as applicable, to the balance of such deemed investment option in such participant’s account.

(B)	Any expenses and/or fees attributable to: (1) the acquisition or divestiture of investments; and/or (2) administration, including but not limited to, recordkeeping and trustee fees, may be charged against participant accounts.
(iii)	If any distribution under this Section 3.3(d) is not made in a single payment, such distribution will be deemed to have been made on a prorata basis from the investment options in which the participant’s account is deemed invested, to the extent applicable. Any amount remaining in the participant’s account will continue to be subject to adjustment in accordance with Section 3.3(d)(i) and/or 3.3(d)(ii) above until distributed.”
3.	The following shall be inserted as a new paragraph at the end of Section 3.4:
“Notwithstanding the foregoing, no amount shall be credited to any MSPP Make-up Account with respect to compensation deferred under the MSPP pursuant to an election filed by any participant after the date of execution of the Sixth Amendment to the Plan.”
4.	Except to the extent hereby amended, this Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment to the Plan is adopted on the 6th day of August, 2008.

LEAR CORPORATION
By:	/s/ Thomas J. Polera

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